Exhibit 99.1

PRESS RELEASE May 8, 2012	Investor Relations Contact: Michael Levitan The Trout Group, LLC 646-378-2920 ir@arrowres.com

Arrowhead Reports Fiscal 2012 Second Quarter Financial Results

PASADENA, Calif. — May 8, 2012 — Arrowhead Research Corporation (NASDAQ: ARWR), a nanomedicine company with development programs in RNA therapeutics and obesity, today announced financial results for its fiscal 2012 second quarter ended March 31, 2012.

Fiscal 2012 Second Quarter and Recent Company Highlights

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Acquired Alvos Therapeutics, Inc. (formerly known as Mercator Therapeutics, Inc.), a pioneer in targeting for tumors and tumor vasculature in humans, including a large proprietary library of human-derived targeting peptides;

•	Received FDA clearance to initiate an Adipotide Phase I clinical trial;

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Executed a collaboration and joint licensing agreement with Alnylam, a leading RNAi therapeutics company, for Arrowhead’s Dynamic Polyconjugate (DPC) enabled RNAi therapeutic candidate targeting hepatitis B virus (HBV), and allowing Alnylam to use DPC delivery technology for one RNAi therapeutic product; and

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Entered into a strategic alliance and master services agreement for RNAi therapeutics with Axolabs GmbH, a custom research organization offering preclinical solutions and consultancy in the field of oligonucleotide therapeutics.

“Recent acquisitions of Roche’s siRNA business and Alvos Therapeutics, Inc., coupled with our own assets, have given Arrowhead a platform from which we can rapidly generate and optimize therapeutic candidates,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “Our ability and experience in combining the right targeting agent with the right delivery vehicle and the right payload is unique in the industry and is generating increasing collaboration interest from potential partners. During the second quarter, we continued to enroll patients in our Phase 1b trial for CALAA-01 and we expect to wrap up this trial during the summer. Additionally, we received clearance to commence a Phase I trial for Adipotide, our anti-obesity candidate, and anticipate dosing the first patient shortly.”

Selected Financial Results

For the quarter ended March 31, 2012, Arrowhead reported revenues of $31,250. There was no revenue in the comparable prior period. Total operating expenses for the quarter ended March 31, 2012 were $4.9 million, compared to $1.8 million during the quarter ended March 31, 2011.

Net loss attributable to Arrowhead for the quarter ended March 31, 2012 was $5.3 million, or $0.50 per share based on 10,663,869 weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $2.9 million, or $0.37 per share based on 7,891,395 weighted average shares outstanding, for the quarter ended March 31, 2011.

The Company’s net cash used in operations for the first half of fiscal 2012 was $6.9 million, compared with $5.0 million for the first half of fiscal 2011. Cash provided by investing activities was $0.3 million, primarily due to cash received from the sale of investments. Cash provided by financing activities was $2.6 million, primarily due to the issuance of Arrowhead common stock. As of March 31, 2012, Arrowhead had cash resources of $6.3 million; which includes cash and cash equivalents of $3.6 million and $2.7 million in subscriptions receivable from previous financings.

Upcoming Conference Presentations

•	European Foundation for Clinical Nanomedicine (CLINAM)

May 7—9 in Basel, Switzerland

•	TIDES: Oligonucleotide & Peptide® Research, Technology & Product Development

May 20—23 in Las Vegas, NV

•	RNA Society Annual Meeting

May 29—June 1 in Ann Arbor, MI

•	RNAi Research & Therapeutics Conference

May 30—31 in Boston, MA

•	RNAi & Nanotechnology Conference

June 11 – 12 in London, UK

•	International Congress on Infectious Diseases

June 15 in Bangkok, Thailand

Conference Call

Management will host a conference call today, Tuesday, May 8, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-317-6789 (toll free from the US and Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available until Saturday, February 9, 2013. An audio replay will also be available approximately one hour after the conclusion of the call and will be made available until Wednesday, May 16, 2012. The audio replay can be accessed by dialing 877-344-7529 (toll free from the US and Canada), or 412-317-0088 (for international callers) and entering Event ID 10013625.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage nanomedicine company developing innovative therapies at the interface of biology and nanoengineering. Arrowhead’s world-class capabilities and intellectual property covering nucleic acid delivery, siRNA chemistry, and tissue targeting allow it to design and develop therapeutic agents for a wide range of diseases. The company’s lead products include CALAA-01, an oncology drug candidate based on the gene silencing RNA interference (RNAi) mechanism, and AdipotideTM, an anti-obesity peptide that targets and kills the blood vessels that feed white adipose tissue. Arrowhead is leveraging its proprietary Dynamic PolyConjugate (DPC), Liposomal Nanoparticle (LNP), and RONDELTM delivery platforms to support its own pipeline of preclinical and clinical candidates and to secure external partnerships and collaborations with biotech and pharmaceutical companies.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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